                                                                   EXHIBIT 10.53

                                            ***TEXT OMITTED AND FILED SEPARATELY
                                                CONFIDENTIAL TREATMENT REQUESTED
                                           UNDER 17 C.F.R. SECTIONS 200.80(b)(4)
                                                                   AND 240.24B-2

                            TARGET LICENSE AGREEMENT

                                     BETWEEN

                             GEN-PROBE INCORPORATED

                                       AND

                                TOSOH CORPORATION

                         EFFECTIVE AS OF JANUARY 1, 2004

                                TABLE OF CONTENTS

                                                                                    PAGE
ARTICLE 1       DEFINITIONS.....................................................      1

ARTICLE 2       GRANT OF RIGHTS.................................................      5

     2.1    Grant of License Under Patent Rights................................      5

            2.1.1    RRNA Patents...............................................      5

            2.1.2    VNA Patents................................................      5

     2.2    Limitation of Rights................................................      5

            2.2.1    Restriction on License Under the rRNA Patents..............      5

            2.2.2    Sublicensing. .............................................      6

     2.3    Ownership; No Implied Rights. ......................................      6

     2.4    Patent Marking......................................................      6

ARTICLE 3       RUNNING ROYALTIES...............................................      6

     3.1    Running Royalties...................................................      6

     3.2    Accrual of Running Royalties........................................      7

     3.3    [...***...].........................................................      7

     3.4    Running Royalties Payments..........................................      8

     3.5    Withholding Taxes...................................................      8

     3.6    Royalty Reports.....................................................      8

     3.7    Books of Accounts and Records.......................................      8

     3.8    Late Payments.......................................................      9

ARTICLE 4       REPRESENTATION AND WARRANTIES, ETC..............................      9

     4.1    Legal Right.........................................................      9

     4.2    Authorization.......................................................      9

     4.3    Required Actions....................................................      9

     4.4    Disclaimer..........................................................      9

     4.5    Limitation of Liability.............................................     10

ARTICLE 5       TERM AND TERMINATION............................................     10

     5.1    Term................................................................     10

     5.2    Material Breach by Tosoh............................................     10

     5.3    Material Breach by Gen-Probe........................................     10

     5.4    Survival............................................................     10

                                      -i-      *CONFIDENTIAL TREATMENT REQUESTED

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                                    PAGE
ARTICLE 6       ARBITRATION.....................................................     10

     6.1    Arbitration.........................................................     10

ARTICLE 7       INDEMNIFICATION.................................................     11

     7.1    Indemnification.....................................................     11

     7.2    Procedure...........................................................     11

ARTICLE 8       MISCELLANEOUS...................................................     11

     8.1    Assignment..........................................................     12

     8.2    Governing Law.......................................................     12

     8.3    Counterparts........................................................     12

     8.4    No Third Party Benefits.............................................     12

     8.5    Headings............................................................     12

     8.6    Binding Effect......................................................     12

     8.7    Compliance With Law.................................................     12

     8.8    Notices.............................................................     12

     8.9    Amendment and Waiver................................................     13

     8.10   Severability........................................................     13

     8.11   Attorneys' Fees.....................................................     13

     8.12   Confidentiality.....................................................     13

     8.13   Entire Agreement....................................................     13

     8.14   Press Release.......................................................     14

                                                                    Confidential

                            TARGET LICENSE AGREEMENT

         THIS TARGET LICENSE AGREEMENT (this "AGREEMENT"), effective as of January 1, 2004 (the "EFFECTIVE Date"), is by and between TOSOH CORPORATION, a corporation duly organized under the laws of Japan, having its principal place of business at 3-8-2, Shiba, Minato-ku, Tokyo, 105- 8623, Japan ("TOSOH"), and GEN-PROBE INCORPORATED, a Delaware corporation, having its principal place of business at 10210 Genetic Center Drive, San Diego, California 92121-4362, U.S.A. ("GEN-PROBE").

                                    RECITALS

         A. Gen-Probe owns certain patents and patent applications covering compositions, kits and processes for isolating, amplifying and determining the presence or amount of nucleic acid derived from an organism or virus, or members of a group of organisms or viruses.

         B. Tosoh desires to obtain from Gen-Probe a license to develop, make, have made, use, sell or offer for sale Licensed Products (as defined below), and practice Licensed Methods (as defined below).

         C. Gen-Probe is willing to grant such a license on the terms and conditions provided herein.

         NOW, THEREFORE, in consideration of the mutual covenants set forth hereinafter, the parties hereby agree as follows:

                                   ARTICLE 1

                                   DEFINITIONS

         For purposes of this Agreement, except as otherwise expressly provided herein or unless the context herein otherwise requires, the terms defined in this Article shall have the meanings specified below:

         1.1 "AFFILIATE" shall mean a corporation or other legal entity that controls, is controlled by or is under common control with either Party directly or indirectly through one or more intermediaries. For purposes of this definition, "control" means the legal or beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the outstanding equity securities of a corporation which are entitled to vote in the election of directors or persons performing similar functions, or of more than fifty percent (50%) interest in the net assets or profits of an entity which is not a corporation; provided that such corporation or entity shall be deemed to be an Affiliate for purposes of this Agreement only so long as such Party maintains such ownership or control. Notwithstanding the foregoing, if, due to compliance by either Party with the requirements imposed by a foreign investment law or similar law, such Party is not able to own more than fifty percent (50%) of the outstanding shares of a joint venture company established in the country of such law, such Party shall be entitled to regard a joint venture company of which it owns fifty percent (50%) or less of such shares to be its Affiliate as long as such Party has the veto power to the decisions of major corporate matters of such joint venture

                                       1.

                                                                    Confidential

company, upon written prior notice to the other Party as to the name of such joint venture and the requirements of such law, together with documentary proof of such requirements.

         1.2 "ASIAN COUNTRIES" shall mean Japan, People's Republic of China, Taiwan, Republic of Korea, North Korea, Mongolia, Hong Kong, Republic of the Philippines, Socialist Republic of Vietnam, Kingdom of Cambodia, Lao People's Democratic Republic, Kingdom of Thailand, Singapore, Federation of Malaysia, Republic of Indonesia, Democratic Republic of East Timor, Brunei, Union of Myanmar, Kingdom of Bhutan, Kingdom of Nepal, People's Republic of Bangladesh, India, Sri Lanka, Republic of Maldives, Islamic Republic of Pakistan, Republic of Turkey, Islamic Republic of Iran, Islamic State of Afghanistan, Azerbaijan Republic, Republic of Armenia, Republic of Uzbekistan, Republic of Turkmenistan, Republic of Tadzhikistan, Republic of Kazakhstan, Kyrgyz Republic, and the Republic of Russia.

         1.3 "DISPUTE" shall mean any dispute, controversy or claim between the Parties relating to, arising out of, or in any way connected to any provision of this Agreement or any ancillary agreements hereto.

         1.4      "EFFECTIVE DATE" shall mean the date first set forth above.

         1.5 "EXCHANGE RATE" shall mean, with respect to any amount to be converted from a foreign currency to United States dollars hereunder, the TTS rate quoted by the Bank of Tokyo- Mitsubishi, Limited, Tokyo, Japan on the closing of the last banking day in Tokyo of a Royalty Period.

         1.6      [...***...] shall mean [...***...] and [...***...].

         1.7      "FIELD" shall mean the field of [...***...].

         1.8 "FIRST COMMERCIAL SALE" shall mean the first sale by Tosoh or its Affiliate of any Licensed Product or the first practice by Tosoh or its Affiliate of any Licensed Method for consideration (and not for demonstration, government approval, testing or promotional purposes), whichever is earlier.

         1.9 "ISSUED VALID CLAIM" shall mean any claim of the issued and unexpired patents included within the Patent Rights that has not been held unenforceable or invalid by any court, governmental agency, regulatory authority, arbitral tribunal or other body of competent jurisdiction in any unappealable or unappealed decision.

         1.10 "LICENSED METHOD" shall mean either Ribosomal Licensed Method or VNA Licensed Method or both.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       2.

                                                                    Confidential

         1.11 "LICENSED PRODUCT" shall mean either Ribosomal Licensed Product or VNA Licensed Product or both.

         1.12 "NET SALES" shall mean the aggregate amount of revenue in United States Dollars (converted as necessary for sales made in a currency other than United States Dollars into United States Dollars at the applicable Exchange Rate in accordance with the definition of "Exchange Rate" above) received or receivable by Tosoh and/or its Affiliates with respect to all Licensed Products sold or otherwise disposed of and all Licensed Methods practiced by Tosoh or its Affiliates for consideration during a Royalty Period (for any such Licensed Product sold or otherwise disposed of, or Licensed Method practiced for consideration other than cash, the sales price shall be deemed to be the average price at which identical or similar (after reasonable adjustments) Licensed Products or Licensed Methods sold or practiced by Tosoh or its Affiliates during the same Royalty Period in "arms-length" transactions), less only the following:

                  (a) running royalties paid to Gen-Probe for the same Royalty Period under the TMA License Agreement;

                  (b) the total amount of all credits and allowances reasonably granted by Tosoh and its Affiliates (if any) for such Licensed Products and Licensed Methods during such Royalty Period on account of refunds, price reductions, price discounts or rebates, whether arising out of recalls, rejections, returns or otherwise relating to Licensed Products sold or Licensed Method practiced prior to such Royalty Period (and for which royalties were previously paid hereunder);

                  (c) the total amount of all excise taxes, sales taxes, value added taxes, consumption taxes, customs duties and other taxes or duties (excluding income taxes or franchise taxes) imposed with respect to such Licensed Products sold and such Licensed Method practiced;

                  (d) the total amount of all separately itemized transportation charges (including packing, insurance, and freight costs) actually incurred in connection with the sales of such Licensed Products and practice of Licensed Method; and

                  (e) the portion of the revenues received or receivable of the Licensed Products (to the extent previously included in the calculation of "Net Sales" above) reasonably allocable to recovery of costs of the rented instruments, analyzers or similar equipment pursuant to "reagent/rental" programs or comparable sale or lease programs (including instrument upgrade/maintenance programs).

         1.13 "PARTY" or "PARTIES" means, in the singular, Gen-Probe or Tosoh and in the plural, Gen-Probe and Tosoh.

         1.14     "PATENT RIGHTS" shall mean the rRNA Patents and the VNA
Patents.

         1.15     "RIBOSOMAL LICENSED METHOD" shall mean any method:
[...***...].

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       3.

                                                                    Confidential

         1.16     "RIBOSOMAL LICENSED PRODUCT" shall mean any product:
[...***...].

         1.17     "ROYALTY PERIOD" shall mean a [...***...].

         1.18 "RRNA PATENTS" shall mean (i) the patents and patent applications identified in EXHIBIT A hereto, (ii) all other United States and foreign patents and patent applications claiming priority from the patents or patent applications identified in EXHIBIT A hereto and (iii) all reissues, reexaminations, renewals and extensions, continuations, continuations-in-part, amendments and divisions of any of the foregoing patents or patent applications set forth in (i) and (ii).

         1.19 "SEMI-ANNUAL PERIOD" shall mean, for each calendar year, a six month period beginning on each January 1 or July 1, without regard to whether such dates are otherwise business days.

         1.20     "TERM" shall mean the term of this Agreement set forth in
Section 5.1.

         1.21 "TERRITORY" shall mean the United States and all other countries in the world.

         1.22 "TMA LICENSE AGREEMENT" means that that certain TMA License Agreement between the Parties of even date herewith.

         1.23 "UNITED STATES" shall mean the United States of America, its territories and possessions.

         1.24 "UNITED STATES DOLLAR" or "US$" shall mean the lawful currency of the United States. All references in this Agreement to monetary amounts shall be to United States dollars unless otherwise stated.

         1.25     "VNA LICENSED METHOD" shall mean any method: [...***...].

         1.26     "VNA LICENSED PRODUCT" shall mean any product [...***...].

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       4.

                                                                    Confidential

         1.27 "VIRAL NUCLEIC ACID PATENTS" or "VNA PATENTS" shall mean (i) the patents and patent applications identified in EXHIBIT B hereto, (ii) all other United States and foreign patents and patent applications claiming priority from the patents or patent applications identified in EXHIBIT B hereto and (iii) all reissues, reexaminations, renewals and extensions, continuations, continuations-in-part, amendments and divisions of any of the foregoing patents or patent applications set forth in (i) and (ii).

                                   ARTICLE 2

                                 GRANT OF RIGHTS

         2.1 GRANT OF LICENSE UNDER PATENT RIGHTS. Subject to the terms and conditions of this Agreement, and in particular the limitation on license set forth in Section 2.2 (Limitation on Rights) below, Gen-Probe hereby grants Tosoh, and Tosoh hereby accepts, a non-exclusive, non-transferable, royalty-bearing license, to the following:

                  2.1.1 RRNA PATENTS. Gen-Probe hereby grants Tosoh, and Tosoh hereby accepts, a non-exclusive, non-transferable, royalty-bearing license under the rRNA Patents to develop, make, have made, use, import, offer for sale, sell, have sold or otherwise dispose of Ribosomal Licensed Products in the Field in the Territory, and to practice Ribosomal Licensed Methods in the Field in the Territory; provided, however, that (i) for a period of [...***...] following the Effective Date, such license grant by Gen-Probe expressly excludes (A) making, having made, using, importing, offering for sale, selling, having sold or otherwise disposing of any Ribosomal Licensed Product in any country that determines the presence or amount of ribosomal nucleic acid derived from an Excluded Organism, and (B) practicing any Ribosomal Licensed Method in any country that determines the presence or amount of ribosomal nucleic acid derived from an Excluded Organism, and (ii) following the expiration of such [...***...] period and continuing for the term of this Agreement, such license grant by Gen-Probe expressly excludes (A) making, having made, using, importing, offering for sale, selling, having sold or otherwise disposing of any Ribosomal Licensed Product in the United States that determines the presence or amount of ribosomal nucleic acid derived from an Excluded Organism, and (B) practicing any Ribosomal Licensed Method in the United States that determines the presence or amount of ribosomal nucleic acid derived from an Excluded Organism.

                  2.1.2 VNA PATENTS. Gen-Probe hereby grants Tosoh, and Tosoh hereby accepts, a non-exclusive, non-transferable, royalty-bearing license under the VNA Patents to develop, make, have made, use, import, offer for sale, sell, have sold or otherwise dispose of VNA Licensed Products in the Field in the Territory, and to practice VNA Licensed Methods in the Field in the Territory.

         2.2      LIMITATION OF RIGHTS.

                  2.2.1 RESTRICTION ON LICENSE UNDER THE RRNA PATENTS. The license rights granted by Gen-Probe to Tosoh under the rRNA Patents pursuant
Section 2.1.1, specifically excludes assay products or processes for the detection of [...***...].

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       5.

                                                                    Confidential

                  2.2.2 SUBLICENSING. Tosoh shall have the right to sublicense to its Affiliates the licenses granted by Gen-Probe to Tosoh under
Section 2.1 above but without any right to sublicense further. Tosoh shall not have the right to grant a sublicense to any party other than its Affiliates under the Patent Rights without the prior written consent of Gen-Probe.

         2.3 OWNERSHIP; NO IMPLIED RIGHTS. Gen-Probe shall retain the unrestricted right to use, and/or license for use for any purpose whatsoever the Patent Rights inside or outside the Field, except that Gen-Probe may not exercise such right in contravention of, or in conflict with, the express terms and conditions hereof. Except for the licenses and rights expressly granted hereunder, no right, title, or interest in any discovery, invention or other technology, data or information or any patent, copyright, trademark, or other intellectual property rights therein owned by Gen-Probe or its Affiliates shall be granted to Tosoh under this Agreement. Gen- Probe shall not be under any obligation to grant to Tosoh any additional licenses and rights other than those granted hereby.

         2.4 PATENT MARKING. If reasonably requested by Gen-Probe, Tosoh agrees to mark a container or insert therein containing a Licensed Product under the Patent Rights manufactured by or for Tosoh or its Affiliates hereunder with such patent notice as may be required by the laws of a country where such Licensed Product is sold.

                                    ARTICLE 3

                                RUNNING ROYALTIES

         3.1 RUNNING ROYALTIES. In consideration of the licenses granted under the Patent Rights, Tosoh shall pay to Gen-Probe a royalty on the total Net Sales of all Licensed Products sold or otherwise disposed of by Tosoh and its Affiliates for consideration and the Licensed Methods practiced by Tosoh and its Affiliates for consideration during a Royalty Period. Tosoh shall pay to Gen-Probe the following royalties for Licensed Products (or Licensed Methods) covered by any Issued Valid Claim of the Patent Rights:

                           (a)      For Ribosomal Licensed Products sold or
otherwise disposed of or Ribosomal Licensed Methods practiced, in the United
States: [...***...] of Net Sales of such Ribosomal Licensed Product or Ribosomal Licensed Method;

                           (b)      For Ribosomal Licensed Products sold or
otherwise disposed of or Ribosomal Licensed Methods practiced, in Asian
Countries: [...***...] of Net Sales of such Ribosomal Licensed Product or Ribosomal Licensed Method; and

                           (c)      For Ribosomal Licensed Products sold or
otherwise disposed of or Ribosomal Licensed Methods practiced, in all countries other than the United States and Asian Countries: [...***...] of Net Sales of such Ribosomal Licensed Product or Ribosomal Licensed Method.

                           (d)      For VNA Licensed Products sold or otherwise
disposed of or VNA Licensed Methods practiced in a country in the Territory:
[...***...] of Net Sales of such VNA Licensed Product or VNA Licensed Method.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       6.

                                                                    Confidential

         In the event that a Licensed Product or a Licensed Method uses or practices the Issued Valid Claims of both the rRNA Patents and the VNA Patents, the royalty rates for Ribosomal Licensed Products and Ribosomal Licensed Methods shall apply.

         3.2 ACCRUAL OF RUNNING ROYALTIES. Running royalties shall accrue on Licensed Products or Licensed Methods only to the extent that Tosoh or its Affiliates make, have made, use, sell, offer to sell, import or otherwise dispose of such Licensed Products or practice such Licensed Method for consideration in a country in the Territory in which such act would infringe an Issued Valid Claim in that country but for the license granted hereunder; provided, however, that no royalty shall accrue with respect to a reasonable number of Licensed Products sold or otherwise disposed by Tosoh for demonstration, government approval, development, quality assurance, testing or promotional purposes. For the avoidance of doubt:

                           (a)      Any running royalty shall not accrue with
respect to Licensed Products made, had made, used, imported, sold, offered for sale or otherwise disposed of or Licensed Methods practiced, in a country in the Territory in which (i) there exists no Issued Valid Claim or (ii) such act would not infringe an Issued Valid Claim in that country;

                           (b)      If and when Licensed Products are made or
had made in a country in the Territory in which such act would infringe an Issued Valid Claim in that country but for the license granted hereunder and sold or otherwise disposed of for consideration in a country, whether or not there exists an Issued Valid Claim in that country or whether or not such sales or disposal would not infringe an Issued Valid Claim in that country, then the Net Sales of the sales and disposal by Tosoh or its Affiliates of such Licensed Products to or in the country in the Territory in which the Licensed Products are sold or otherwise disposed of shall be used for the purpose of calculating the running royalties.

                           (c)      If and when Licensed Products are made or
had made in a country in the Territory in which such act would not infringe an Issued Valid Claim in that country and sold or otherwise disposed of for consideration in a country in which such act would infringe an Issued Valid Claim in that country, then the Net Sales of the sales and disposal by Tosoh or its Affiliates of such Licensed Products in the country in the Territory in which the Licensed Products are sold or otherwise disposed of shall be used for the purpose of calculating the running royalties.

                           (d)      No running royalties shall accrue at the
time of the transfer, sale or disposal of Licensed Products by Tosoh to any of its Affiliates or by any of its Affiliates to another Affiliate. In such event, running royalties shall accrue at the time of the sale or disposal of Licensed Products by such Affiliate to any third party.

         3.3      [...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       7.

                                                                    Confidential

[...***...]

         3.4 RUNNING ROYALTIES PAYMENTS. The running royalties accrued under Section 3.2 above shall be paid by Tosoh on a Royalty Period basis. Payments shall be made within [...***...] of the end of each Royalty Period. All running royalties payable under Section 3.2 shall first be calculated in the currency of sale and then converted into United States dollars based upon the Exchange Rate, and shall be made in United States dollars without deduction of exchange fees and bank commissions charged by the sending bank in Japan. Payments shall be made by Tosoh to Gen-Probe by wire transfer to the bank account as instructed by Gen-Probe in writing.

         3.5 WITHHOLDING TAXES. In the event that Tosoh is required to withhold taxes imposed on any payment to Gen-Probe hereunder by virtue of applicable law or regulations in Japan and/or in a country in which its Affiliate sublicensed hereunder is located, then such withholding tax shall be paid by Tosoh to the appropriate tax authorities on a timely basis by deducting it from the payment due Gen-Probe, and Tosoh shall provide Gen-Probe with official documentation and/or tax receipt on such withholdings supporting such payment of taxes as may be required by Gen-Probe for its tax records. Upon request by Gen-Probe, Tosoh and Gen-Probe shall cooperate in obtaining a reduced tax rate under an international tax convention.

         3.6 ROYALTY REPORTS. A royalty report containing the following information shall accompany each royalty payment:

                           (a)      The total revenues of Licensed Products sold
and Licensed Method practiced by Tosoh and its Affiliates during the applicable Royalty Period;

                           (b)      Calculation of Net Sales for the applicable
Royalty Period;

                           (c)      Total Net Sales in United States dollars for
the applicable Royalty Period, together with the Exchange Rates used for conversion; and,

                           (d)      Calculation of the royalty amount payable to
Gen-Probe for the applicable Royalty Period.

If no running royalties are due Gen-Probe for a Royalty Period, the royalty report shall so state. All royalty reports shall be maintained in strict confidence by Gen-Probe.

         3.7 BOOKS OF ACCOUNTS AND RECORDS. Tosoh shall keep, and shall cause its Affiliates to which sublicenses have been granted under Section 2.2.2 hereof to keep, for a period of three (3) years after the close of each fiscal year of Tosoh and such Affiliates, complete, true and accurate books of account and other records containing all information and data which may be necessary to ascertain and verify the amount of running royalties payable to Gen-Probe hereunder, including, without limitation, detailed backup for the computations of Net Sales. During the term of this Agreement and for a period of two (2) years thereafter, Gen-Probe shall have the right (which Gen-Probe may not exercise more than once during each fiscal year) to cause an independent public accounting firm selected by Gen-Probe and acceptable to Tosoh to inspect, at Gen-Probe's own cost, the books and records of Tosoh and its Affiliates to which

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       8.

                                                                    Confidential

sublicenses have been granted for the sole purpose of determining the accuracy of the royalty report and calculation of running royalties. Such inspection shall be made during normal business hours of Tosoh and such Affiliates and with at least thirty (30) day prior notice. All the information disclosed to or obtained by the independent public accounting firm shall not be disclosed to anyone including Gen-Probe (except as required by applicable law or by any court, governmental agency or regulatory authority) and shall be held in strict confidence, except that the independent public accounting firm may disclose to Gen-Probe whether any discrepancy in running royalties payment has been found and the amount of such discrepancy.

         3.8 LATE PAYMENTS. In the event that any amount due Gen-Probe by Tosoh hereunder is not paid when due, Tosoh shall, on Gen-Probe's demand pay to Gen-Probe interest on overdue amount at the rate of [...***...] per annum from the due date of such amount until the date such overdue payment is actually received by Gen-Probe.

                                   ARTICLE 4

                       REPRESENTATION AND WARRANTIES, ETC.

         4.1 LEGAL RIGHT. Each Party represents and warrants that it has all requisite power, authority and legal right to enter into this Agreement, and to perform its obligations set forth herein.

         4.2 AUTHORIZATION. Each Party represents and warrants that the execution, delivery and performance by it (a) have been duly authorized by all necessary corporate or other actions of it, and (b) do not contravene, conflict with or result in a breach of any permit, authorization or license, any charter or any other organizational document, or any law, regulation, judgment, order, agreement or legal or contractual obligations or restriction binding on or otherwise affecting it.

         4.3 REQUIRED ACTIONS. Each Party represents and warrants that all acts, conditions and things required to be done, fulfilled and performed by it in order (a) to enable it to lawfully enter into or to perform its obligations under this Agreement, (b) to ensure that its obligations under this Agreement are legal, valid and binding and (c) to make this Agreement enforceable and admissible in evidence, have been done, fulfilled and performed and will be done, fulfilled and performed.

         4.4 DISCLAIMER. Except otherwise expressly represented and warranted hereunder, the license and rights herein granted by Gen-Probe to Tosoh are provided WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. GEN-PROVE MAKES NO REPRESENTATION OR WARRANTY THAT THE LICENSED PRODUCTS OR LICENSED METHOD WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHT OF OTHERS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION OR WARRANTY MADE BY GEN-PROBE THAT ANY PATENT OR UTILITY MODEL WILL ISSUE BASED UPON ANY PENDING APPLICATION THEREFOR OR THAT ANY PATENT OR UTILITY MODEL IS OR WILL BE VALID.

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                       9.
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                                                                    Confidential

         4.5 LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, LOSSES, COSTS OR EXPENSES OF ANY KIND, HOWEVER CAUSED ON ANY THEORY OF LIABILITY AND WHETHER BASED IN CONTRACT OR TORT (INCLUDING NEGLIGENCE), INCLUDING LOST PROFITS OR REVENUES AND LOSS OF GOODWILL, REGARDLESS OF WHETHER SUCH PARTY KNOWS OR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

                                   ARTICLE 5

                              TERM AND TERMINATION

         5.1 TERM. This Agreement shall commence on the Effective Date and shall remain in effect until the expiration of the last to expire patent in the Patent Rights.

         5.2 MATERIAL BREACH BY TOSOH. If Tosoh violates or fails to perform any material term or covenant of this Agreement, Gen-Probe may give written notice of such default to Tosoh. If Tosoh fails to take appropriate steps to cure such default within sixty (60) days of the effective date of such notice of default, Gen-Probe shall have the right to terminate this Agreement by issuing a written notice of termination to Tosoh without prejudice to any rights or remedies available under this Agreement, at law or in equity. The license, rights and benefits previously granted to Tosoh hereunder shall terminate automatically on the effective date of such notice of termination.

         5.3 MATERIAL BREACH BY GEN-PROBE. If Gen-Probe violates or fails to perform any material term or covenant of this Agreement, Tosoh may give written notice of such default to Gen-Probe. If Gen-Probe fails to take appropriate steps to cure such default within sixty (60) days of the effective date of such notice of default, Tosoh shall have the right to (a) continue this Agreement in full force and effect, or (b) terminate this Agreement as a whole by issuing a written notice of termination to Gen-Probe. In all events, Tosoh may pursue all available remedies under this Agreement, at law or equity against Gen-Probe by reason of such breach.

         5.4 SURVIVAL. The following shall survive the expiration or termination of this Agreement:

                           (a)      Tosoh's obligations to pay running royalties
that have accrued prior to termination; and

                           (b)      The provisions of Sections 3.7, 4.4, 4.5,
6.1, 7.1, 7.2, 8.2, 8.7, 8.8, 8.11, 8.12 and this Section 5.4.

                                   ARTICLE 6

                                   ARBITRATION

         6.1 ARBITRATION. In the event of any Dispute, the Parties shall seek to settle their differences amicably between themselves, including entering into non-binding mediation. Any

                                      10.

unresolved Dispute shall be resolved by final and binding arbitration in accordance with this Article. Whenever a Party shall decide to institute arbitration proceedings, it shall give written notice to that effect to the other Party. The Party giving such notice shall refrain from instituting the arbitration proceedings for a period of ten (10) days following such notice to allow the Parties to attempt to resolve the Dispute. If the Parties are still unable to resolve the Dispute, the Party giving notice may institute the arbitration proceedings under the rules of Arbitration of the International Chamber of Commerce as then in effect (the "ICC RULES"). Arbitration shall be held in The Hague, Netherlands. The arbitration shall be conducted in English before three arbitrators, with each Party to select one arbitrator and with the third arbitrator to be appointed in accordance with the ICC Rules. The arbitrators shall not have the power to award punitive damages or any award of multiple damages under this Agreement and such awards are expressly prohibited. Any arbitration award shall be final and binding on the Parties. Judgment on the award may be entered in any court having jurisdiction. Nothing contained in this Article shall prevent either Party from seeking temporary restraining orders, temporary or permanent injunctions or such other relief in any court of competent jurisdiction.

                                   ARTICLE 7

                                 INDEMNIFICATION

         7.1 INDEMNIFICATION. Tosoh shall indemnify, defend, and hold harmless Gen-Probe and its Affiliates and their directors, officers, employees, and agents and their respective successors and permitted assigns against any and all claims, suits, losses, liability, damages, or expenses (including reasonable attorney's fees and expenses of litigation) resulting from or arising out of the exercise by Tosoh and its Affiliates of the licenses and rights granted herein under the Patent Rights including any manufacture, use or sale of a Licensed Product or practice of a Licensed Method. This indemnification shall include, but not be limited to, any product liability.

         7.2 PROCEDURE. In the event that any such claim, action or demand is made against Gen-Probe, Gen-Probe shall promptly upon becoming aware of any such claim, demand or suit, notify Tosoh in writing as to the nature and particulars of the same, promptly furnish Tosoh with copies of any and all documents (inclusive of all correspondence and pleadings other than attorney-client communications) pertaining thereto, and provide Tosoh, at Tosoh's expense, with reasonable cooperation for Tosoh to mitigate a loss or damage arising from any such claim, demand or suit. Gen-Probe shall also keep Tosoh continuously and fully informed in a timely manner as to the status of the same and shall provide Tosoh with copies of any additional documents pertaining thereto in a timely manner. The obligations of Tosoh under Section 7.1 shall be contingent upon (a) Gen-Probe giving prompt written notice to Tosoh of any indemnified claim, action or demand as provided above, (b) Gen-Probe allowing Tosoh to control the defense and related settlement negotiations, including the selection of one attorney or law firm to represent Gen-Probe (who may also be the Gen-Probe's attorney or law firm), and (c) Gen- Probe fully assisting in the defense so long as Tosoh agrees to pay Gen-Probe's out-of-pocket expenses.

                                      11.

                                                                    Confidential

                                    ARTICLE 8

                                  MISCELLANEOUS

         8.1 ASSIGNMENT. Neither Party to this Agreement shall have the right to assign, delegate or otherwise transfer any rights or obligations under this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld. Any such purported transfer without such prior written consent shall be deemed void and without effect.

         8.2 GOVERNING LAW. This Agreement will be construed and governed by the laws of the State of New York, without giving effect to conflict of law provisions.

         8.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.

         8.4 NO THIRD PARTY BENEFITS. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their Affiliates or their respective successors or permitted assigns, any benefits, rights or remedies.

         8.5 HEADINGS. All headings in this Agreement are for convenience only and shall not affect the meaning of any provision hereof.

         8.6 BINDING EFFECT. This Agreement shall inure to the benefit of and be binding upon the Parties and their Affiliates and their respective successors and assigns.

         8.7 COMPLIANCE WITH LAW. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law, and wherever there is any conflict between any provision of this Agreement and any statute, law, ordinance or treaty, the latter shall prevail, but in such event the affected provisions of the Agreement shall be conformed and limited only to the extent necessary to bring it within the applicable legal requirements.

         8.8 NOTICES. All notices, requests, demands and other communications required or permitted to be given pursuant to this Agreement shall be in writing and in English, and shall be deemed to have been duly given upon the date of receipt if delivered by hand, recognized international overnight courier, confirmed facsimile transmission, or registered or certified mail, return receipt requested, postage prepaid to the following addresses or facsimile numbers:

         If to Gen-Probe:                   If to Tosoh:

         Gen-Probe Incorporated             Tosoh Corporation
         10210 Genetic Center Drive         3-8-2 Shiba, Minato-ku
         San Diego, California 92121-4362   Tokyo 105-8623
         U.S.A.                             Japan
         Attn: Chairman                     Attn: Senior General Manager
                                            Scientific Instruments Division
                                            Facsimile:  [...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      12.

                                                                    Confidential

Either Party may change its designated address and facsimile number by notice to the other Party in the manner provided in this Section.

         8.9 AMENDMENT AND WAIVER. This Agreement may be amended, supplemented, or otherwise modified only by means of a written instrument signed by both Parties. Any waiver of any rights or failure to act in a specific instance shall relate only to such instance and shall not be construed as an agreement to waive any rights or fail to act in any other instance, whether or not similar.

         8.10 SEVERABILITY. In the event that any provision of this Agreement shall, for any reason, be held to be invalid, or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision hereof, and the Parties shall negotiate in good faith to modify the Agreement to preserve (to the extent possible) their original intent.

         8.11 ATTORNEYS' FEES. If either Party commences an arbitration or other action against the other Party to enforce any of the terms hereof or because of the material breach by such other Party of any of the terms or covenants hereof, the prevailing Party shall be entitled, in addition to any other relief granted, to all reasonable out-of-pocket costs and expenses incurred by the prevailing Party in connection with such action, including, without limitation, all reasonable attorneys' fees, and a right to such costs and expenses shall be deemed to have accrued upon the commencement of such action and shall be enforceable whether or not such action is prosecuted to judgment.

         8.12 CONFIDENTIALITY. Except as required by law or a court or administrative order, terms of this Agreement and all information disclosed hereunder and designated as confidential shall be considered as confidential information of the disclosing Party and the receiving Party shall use the same care to protect such information as it uses to protect its own confidential information of like kind. This confidentiality obligation shall not apply:

                           (a)      to information which was generally available
to the public at the time of disclosure, or information which becomes available to the public after disclosure by the disclosing Party other than through fault of the receiving Party; or

                           (b)      to information which has been already known
to the receiving Party prior to its receipt from the disclosing Party; or

                           (c)      to information which is obtained at any time
lawfully from a third party under circumstances permitting its disclosure to others; or

                           (d)      to information which is developed
independently by the receiving Party other than through knowledge of the information received from the disclosing Party.

         Notwithstanding the foregoing, promptly after the execution of this Agreement, the Parties shall agree upon the substance of information that can be used to describe the terms of the transaction contemplated by this Agreement so that the Parties can disclose such information, as may be modified by mutual written agreement from time to time, without the other party's consent.

                                      13.

                                                                    Confidential

         8.13 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof.

         8.14 PRESS RELEASE. Neither Party hereto shall issue any press release or other public announcement relating to this Agreement without obtaining the other Party's written approval, which will not be unreasonably withheld.

         IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as a sealed instrument effective as of the date first above written.

GEN-PROBE INCORPORATED

By:   /s/ Henry L. Nordhoff
    ----------------------------------------
      Henry L. Nordhoff
      Chief Executive Officer and Chairman

TOSOH CORPORATION

By:   /s/ Madoka Tashiro
    ----------------------------------------
      Madoka Tashiro
      Chief Executive Officer and Chairman

                                      14.

                                                                    Confidential

                                    EXHIBIT A

                                   [...***...]

                                   [...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      15.

                                                                    Confidential

                                    EXHIBIT B

                                   [...***...]

                                   [...***...]

                                               *CONFIDENTIAL TREATMENT REQUESTED

                                      16.